Exhibit 99.1

Plus Therapeutics Announces the Appointment of Industry Veteran,

Norman LaFrance, M.D., as the Company’s Chief Medical Officer

AUSTIN, Texas, September 13, 2021 – Plus Therapeutics, Inc. (Nasdaq: PSTV) (the “Company”), a clinical-stage pharmaceutical company developing innovative, targeted radiotherapeutics for rare and difficult-to-treat cancers, today announced the appointment of Norman LaFrance, M.D. to the position of Chief Medical Officer and Senior Vice President.

“We are delighted to have Dr. LaFrance onboard as he brings several decades of highly relevant clinical, regulatory and commercial expertise to the Plus Therapeutics management team,” stated Marc Hedrick, M.D., President and Chief Executive Officer of Plus Therapeutics. “His proven track record in radiotherapeutics and drug development coupled with his commercial experience will be invaluable as we expand our pipeline, move key programs to late stage clinical development and best position the company for long-term regulatory and commercial success.”

Dr. LaFrance’s appointment begins on or around December 8, 2021 and he joins the Company with nearly 40 years of experience as a nuclear medicine physician and as an executive in the pharmaceutical and healthcare industries. Dr. LaFrance has a particular expertise in radiotherapeutic drug research and development as well as commercialization of molecular imaging, diagnostic and therapeutic products. He was most recently Chief Medical Officer, Senior Vice President, at Jubilant Pharma Ltd, responsible for all Pharma Medical & Regulatory Affairs activities.

“I am excited to join a company which reflects my passion to make an impact on patients with significant unmet medical needs,” said Norman LaFrance, M.D. “From an industry perspective, it is clear that Plus Therapeutics’ focus on radiotherapeutics positions it firmly for long-term growth, and I am excited to lead development and expansion of its promising pipeline.”

Prior to Jubilant Pharma, Ltd., Dr. LaFrance served as Global Chief Medical Officer at IBA Molecular from 2010 to 2012, and as Senior Vice President, Clinical Development and Chief Medical Officer at Molecular Insight Pharmaceuticals from 2007 to 2010. Prior to industry, Dr. LaFrance practiced medicine and held academic faculty appointments at Johns Hopkins University School of Medicine in the departments of medicine and radiology and the Department of Radiological Sciences in the John Hopkins School of Hygiene and Public Health. He is Double Board Certified with Fellowship status both in internal medicine and nuclear medicine, maintains active medical licensure in the U.S. along with active, professional society membership.

Dr. LaFrance received his bachelor of science and master of engineering degrees in nuclear engineering and science from Rensselaer Polytechnic Institute, and his medical degree from the University of Arizona, College of Medicine, Tucson.

About Plus Therapeutics, Inc.

Plus Therapeutics (Nasdaq: PSTV) is a clinical-stage pharmaceutical company whose radiotherapeutic portfolio is concentrated on nanoliposome-encapsulated radionuclides for several cancer targets. Central to the Company’s drug development is a unique nanotechnology platform designed to reformulate, deliver and commercialize multiple drugs targeting rare cancers and other diseases. The platform is designed to facilitate new delivery approaches and/or formulations of safe and effective, injectable drugs, potentially enhancing the safety, efficacy and convenience for patients and healthcare providers. More information may be found at PlusTherapeutics.com and ReSPECT-Trials.com.

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